UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                              --------------------


                              Derma Sciences, Inc.
                              --------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   249 827 106
                                 (CUSIP Number)


                                 January 8, 1998
             (Date of Event Which Requires Filing of the Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ] Rule 13d-1(b)
                              [X] Rule 13d-1(c)
                              [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 pages

                                  SCHEDULE 13G

CUSIP No. 249 827 106                                       Page 2 of  9  Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Paramount Capital Asset Management, Inc.

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      0
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       750,000
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         0
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         750,000

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         750,000

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.10%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  CO
--------------------------------------------------------------------------------


                                Page 2 of 9 pages

                                  SCHEDULE 13G

CUSIP No. 249 827 106                                       Page 3 of  9  Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Aries Trust, a Cayman Islands trust
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      0
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       502,500
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         0
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         502,500

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

          502,500
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.91%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
          OO/1/
--------------------------------------------------------------------------------

-------------
/1/  The Aries Trust is a Cayman Islands Trust.


                                Page 3 of 9 pages

                                  SCHEDULE 13G

CUSIP No. 249 827 106                                       Page 4 of  9  Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Aries Domestic Fund, L.P.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      0
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       247,500
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         0
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         247,500

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

          247,500
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.14%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------


                                Page 4 of 9 pages

                                  SCHEDULE 13G

CUSIP No. 249 827 106                                       Page 5 of  9  Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lindsay A. Rosenwald, M.D.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      0
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       750,000
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         0
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         750,000

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

          750,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.10%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

                                Page 5 of 9 pages

Item 1.

         (a)        Name of Issuer:

                    Derma Sciences, Inc. (the "Company")

         (b)        Address of Issuer's Principal Executive Offices:

                    214 Carnegie Center, Suite 100
                    Princeton, NJ 08540

Item 2.

         (a)        Name of Person Filing:


                    This statement is filed on behalf of Paramount Capital Asset Management, Inc. ("Paramount Capital"), Aries Domestic Fund, L.P. ("Aries Domestic"), The Aries Trust ("Aries Trust") and Lindsay A. Rosenwald, M.D. ("Dr. Rosenwald" and collectively, "Reporting Parties"). See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them. Dr. Rosenwald is an investment banker, venture capitalist, fund manager and sole shareholder of Paramount Capital, a Subchapter S corporation incorporated in Delaware. Paramount Capital is the General Partner of Aries Domestic, a limited partnership incorporated in Delaware. Paramount Capital is the Investment Manager to Aries Trust, a Cayman Islands Trust.

         (b)        Address of Principal Business Office or, if None, Residence:

                    Paramount Capital's, Aries Domestic's and Dr. Rosenwald's business address is 787 Seventh Avenue, 48th Floor, New York, New York, 10019. The business address for Aries Trust is c/o MeesPierson (Cayman) Limited, P.O. Box 2003, British American Centre, Phase 3, Dr. Roy's Drive, George Town, Grand Cayman.

         (c)        Citizen:

                    Dr. Rosenwald is a citizen of the United States.

         (d)        Title of Class of Securities:

                    Common Stock, $0.01 par value ("shares").


                                Page 6 of 9 pages

         (e)         CUSIP#:  249 827 106

Item 3. Check the box if this statement is filed pursuant to Rule 13d-1(c) [x]


Item 4.             Ownership:

                     For information concerning the ownership of Common Stock of the Company by the Reporting Persons, see Items 5 through 9 and 11 of the cover pages to this schedule 13G and footnotes thereto.

Item 5.             Ownership of Five Percent or Less of a Class:

                           Not applicable.

Item 6.             Ownership  of More than Five  Percent  on Behalf of
                    Another Person:

                           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company:

                           Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                           Not applicable.

Item 9.           Notice of Dissolution of Group:

                           Not applicable.

Item 10.          Certification:

                           Not applicable.


                                Page 7 of 9 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

Dated:   May 4, 1998
         New York, NY            By: /s/ Lindsay A. Rosenwald, M.D.
                                    -----------------------------------------
                                      Lindsay A. Rosenwald, M.D.
                                      President


                                 ARIES DOMESTIC FUND, L.P.
                                 By: Paramount Capital Asset Management, Inc.
                                       General Partner

Dated:   May 4, 1998
         New York, NY            By: /s/ Lindsay A. Rosenwald, M.D.
                                    -----------------------------------------
                                      Lindsay A. Rosenwald, M.D.
                                      President


                                 THE ARIES TRUST
                                 By: Paramount Capital Asset Management, Inc.
                                       Investment Manager

Dated:   May 4, 1998
         New York, NY            By: /s/ Lindsay A. Rosenwald, M.D.
                                    -----------------------------------------
                                      Lindsay A. Rosenwald, M.D.
                                      President
Dated:   May 4, 1998
         New York, NY            By: /s/ Lindsay A. Rosenwald, M.D.
                                    -----------------------------------------
                                      Lindsay A. Rosenwald, M.D.
                                      President


                                Page 8 of 9 pages

EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agrees to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Derma Sciences, Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

                                 PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

Dated:   May 4, 1998
         New York, NY            By: /s/ Lindsay A. Rosenwald, M.D.
                                    -----------------------------------------
                                      Lindsay A. Rosenwald, M.D.
                                      President


                                 ARIES DOMESTIC FUND, L.P.
                                 By: Paramount Capital Asset Management, Inc.
                                       General Partner

Dated:   May 4, 1998
         New York, NY            By: /s/ Lindsay A. Rosenwald, M.D.
                                    -----------------------------------------
                                      Lindsay A. Rosenwald, M.D.
                                      President


                                 THE ARIES TRUST
                                 By: Paramount Capital Asset Management, Inc.
                                       Investment Manager

Dated:   May 4, 1998
         New York, NY            By: /s/ Lindsay A. Rosenwald, M.D.
                                    -----------------------------------------
                                      Lindsay A. Rosenwald, M.D.
                                      President
Dated:   May 4, 1998
         New York, NY            By: /s/ Lindsay A. Rosenwald, M.D.
                                    -----------------------------------------
                                      Lindsay A. Rosenwald, M.D.
                                      President



                                Page 9 of 9 pages